As filed with the Securities and Exchange Commission on March 11, 1994
                                                  Registration No. 33-

- -------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549
                              ------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                            HERCULES INCORPORATED
                            A DELAWARE CORPORATION
                I.R.S. EMPLOYER IDENTIFICATION NO. 51-0023450
                                HERCULES PLAZA
                           1313 NORTH MARKET STREET
                          WILMINGTON, DELAWARE 19894
                           TELEPHONE: 302-594-5000
                                 ------------
                     GLOBAL ENVIRONMENTAL SOLUTIONS, INC.
                           RETIREMENT SAVINGS PLAN
                                 ------------
                              THOMAS A. CICONTE
                        Vice President and Controller
                            HERCULES INCORPORATED
                                HERCULES PLAZA
                           1313 NORTH MARKET STREET
                          WILMINGTON, DELAWARE 19894
                           TELEPHONE: 302-594-5000
                             (Agent for service)
                                 ------------
 Approximate date of commencement of proposed sales to the public: As soon as practicable after the effective date of this Registration Statement.

 All or part of the securities being registered on this Form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities
                                 Act of 1933.
                                 ------------

                                    CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------
      Title of              Amount          Proposed Maximum      Proposed Maximum       Amount of
    Securities to            to be           Offering Price      Aggregate Offering    Regisatration
    be Registered        Registered(1)        per Share(2)            Price(2)              Fee
- ------------------------------------------------------------------------------------------------------
Hercules Incorporated
Common Stock
$25/48 stated value      10,000 shares              $114.50               $1,145,000         $394.83
- -------------------------------------------------------------------------------------------------------

(1) The number of shares being registered represents the maximum number of shares that may be acquired by the Trustee under the Plan until a new Registration Statement becomes effective. In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

(2) Based on the average of the high (115) and low (114) prices paid for a share of Common Stock of Hercules as reported on the New York Stock Exchange Composite Tape on March 7, 1994, in accordance with Rule 457 (c) under the Securities Act of 1933.
- -------------------------------------------------------------------------------
This Registration Statement, including exhibits, consists of 132 sequentially numbered pages.
                   The Exhibit Index is located at page 9.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Certain Documents by Reference

         The following documents heretofore filed by the Registrant (File No. 1-496) with the Securities and Exchange Commission are incorporated herein by this reference and made a part hereof:

         (1) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992; and

         (2) Registrant's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1993; and

         (3) Description of Common Stock of the Registrant contained in Registrant's Restated Certificate of Incorporation (dated July 6, 1988) filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

         All documents filed by Hercules pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 6.  Indemnification of Directors and Officers

         Under the provisions of the By-Laws of the Registrant, each person who is or was a director or officer of the Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the Delaware General Corporation Law.

         Under such law, to the extent that such a person is successful on the merits or otherwise in defense of any action, suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection therewith.

         If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

         If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

         In addition, the Registrant has entered into separate indemnification agreements with each of its directors and with certain of its executive officers pursuant to which the Registrant has agreed to indemnify, and advance expenses to, each of its directors and executive officers to the full extent provided by applicable law and the Registrant's By-Laws as currently in effect. More specifically, the agreements provide that directors and officers will be promptly indemnified against expenses (including judgments, fines, penalties and amounts paid in settlement) incurred in connection with their service to, or status with, the Registrant or any other corporation, employee benefit plan or other entity with whom such person is serving at the express written request of the Registrant. The agreements also set forth the procedures for determining entitlement to indemnification, the manner of the advancement of expenses, remedies of the indemnity and certain other matters of a similar nature.

         Under provisions of the Registrant's Restated Certificate of Incorporation, a director of the Registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

         The Registrant also maintains insurance policies pursuant to which directors and officers are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933 (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

         The foregoing summaries are necessarily subject to the complete text of Section 145 of the Delaware General Corporation Law that provides for indemnification of directors and officers in certain circumstances and to the Restated Certificate of Incorporation, which is included in Hercules current report on Form 8-K dated May 27, 1987, and incorporated herein by reference, and are qualified in their entirety by reference thereto.

Item 8.  Exhibits

         A complete listing of exhibits required is given in the Exhibit Index that precedes the exhibits filed with this Registration Statement. An opinion of counsel (Exhibit Number 5) is not being filed since the securities being registered are not original issue securities and Registrant undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.


Item 9.   Undertakings

          Registrant hereby undertakes:

            1.   (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                 (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
                 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 11th day of March, 1994.





                              By:  /s/ Norman F. Whiteley
                                  ----------------------------------
                                  Chairman
                                  Management Committee
                                  Global Environmental Solutions, Inc.



The Registrant. Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on this 11th day of March, 1994.


                              HERCULES INCORPORATED


                              By:   /s/ Thomas L. Gossage
                                   ----------------------------------
                                   Thomas L. Gossage
                                   Director, Chairman of the Board,
                                   President and Chief Executive
                                   Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 11, 1994.

Signature                                   Capacity
- ---------                                   --------

 /s/ Thomas L. Gossage                  Principal Executive Officer
- --------------------------------------  and Director (Chairman of the
Thomas L. Gossage                       Board, President and Chief
                                        Executive Officer)

 /s/ R. Keith Elliott                   Principal Financial Officer and
- --------------------------------------- Director (Senior Vice President
R. Keith Elliott                        and Chief Financial Officer)

 /s/ Thomas A. Ciconte                  Principal Accounting Officer
- --------------------------------------- (Vice President and Controller)
Thomas A. Ciconte

___________________*___________________ Director
Manfred Caspari

___________________*___________________ Director
Richard M. Fairbanks, III

___________________*____________________Director
Edith E. Holiday

___________________*___________________ Director
Robert G. Jahn

___________________*___________________ Director
Gaynor N. Kelley

___________________*___________________ Director
Ralph L. MacDonald, Jr.

___________________*___________________ Director
H. Eugene McBrayer

 /s/ Richard Schwartz                   Director
- ---------------------------------------
Richard Schwartz

___________________*___________________ Director
Lee M. Thomas

*Michael B. Keehan, by signing his name hereto, does hereby sign this document pursuant to powers of attorney duly executed by the persons named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated.


                                        By:  /s/ Michael B. Keehan
                                            ----------------------------------
                                            Michael B. Keehan
                                            (Attorney-in-Fact)